SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM N-8A

                    NOTIFICATION OF AMENDMENT OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of amendment of registration submits the following information:

Name: LIBERTY LIFE VARIABLE LIFE ACCOUNT A
     (Formerly RBC Variable Life Account A)

Address of Principal Business Office:

         2000 Wade Hampton Boulevard
         Greenville, SC  29615-1064

Telephone Number:  (800) 435-3520

Name and Address of Agent for Service of Process:

     Guy H. Smith III
     Liberty Life Insurance Company
     2000 Wade Hampton Blvd.
     Greenville, SC 29615-1064

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [ ] Yes [X] No

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of amendment of registration to be duly signed on behalf of the registrant in the City of Greenville and State of South Carolina on the 29th day of April, 2011.

                          LIBERTY LIFE VARIABLE LIFE ACCOUNT A
                                       Registrant

                          By:  LIBERTY LIFE INSURANCE COMPANY
                                       Depositor


                          By: /s/GUY H. SMITH III
                               -----------------------------------
                                 Guy H. Smith III
                                 President and Chief Executive Officer


Attest: /s/DAVID C. ATTAWAY
          --------------------------------------
           David C. Attaway
           Vice President and Treasurer